Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FIRST QUARTER 2006

PRELIMINARY RESULTS

Revenue above outlook and EPS within range

Omaha, NE—May 10, 2006—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its preliminary financial results for the first quarter of 2006 ended March 31, 2006.

Revenue of $275.1 million exceeded the Company’s previously announced outlook range of  $260 million to $270 million. Earnings per share of $0.03 were within the previously announced outlook range of $0.03 to $0.05.

Summary of results for the first quarter of 2006:

•      Revenue of $275.1 million in Q1 06 increased 9.5% over Q1 05.

•      Operating income of $9.3 million for Q1 06 was up 63% from $5.7 million in Q1 05.

•      Net income of $2.5 million, or $0.03 per diluted share, in Q1 06 was up from a net income of $1.1 million, or $0.01 per diluted share, in Q1 05. The Q1 06 results include approximately $0.01 per share or $800,000 of costs incurred for external audit and legal fees related to the previously announced review of a foreign subsidiary.

•      Capital expenditures, including capital leases, were $5.6 million, and estimated depreciation was $8.2 million. The Company ended the quarter with $27 million in cash and $23 million available under our credit facility.

Commenting on the first quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “We are pleased with our performance trend. Our performance was particularly impressive considering we had no revenue in the first quarter of 2006 from the Company’s largest contract with General Motors, which recently ended. This marks the 18th consecutive quarter the Company has delivered revenue growth on a year-over-year basis. Mr. Lynch continued, “Our efforts are gaining traction, particularly in Europe where we are having success in turning around some previously under-performing business units. As we continue to focus on profitable growth, we expect to deliver improvements in net income throughout the year.”

Business unit highlights for the first quarter of 2006

The Company experienced continued growth in both new and existing business. New business contracts in Europe reflect the growing strength of this region and the benefits of having a truly global footprint. Announced contract wins during the quarter included: a contract with Europe Sony Service Centre Europe NV and Sony e-Solutions Europe BV,

both divisions of Sony Europe, to take over operations of Sony’s main contact center in Europe; a contract with PagesJaunes (a subsidiary of France Telecom) to support an estimated 1 million directory inquiries per month from SITEL’s La Rochelle, France contact center; and a four year contract with a major North American communications company to provide customer care in support of its B to B Internet services utilizing around 150 workstations. Also, during the quarter, the Company grew revenue from new contract wins and expanded programs with existing clients from around the world. Highlights include:  the award of a 350 seat contract in Manila from one of the Company’s major financial services clients; growth from the North America Telecommunications and Financial Services business units; an initial award of a 250 seat contract for a European telecommunications provider; and significant new client growth across many of its businesses internationally, including the Belgium and Netherlands business units, who both added significant new clients. Overall in Europe, the Company is in start-up phase with seven major clients. Program expansion across the majority of the Company’s offshore client base added to positive revenue growth momentum.

In the first quarter of 2006, business units in North America delivered a 4% increase in revenue to $128.0 million from $122.9 million in the first quarter of 2005. These gains were made despite the end of the Company’s largest contract with General Motors. Revenue in all of the vertical business units in North America was up in the first quarter of 2006 compared to the year earlier quarter. The Consumer business unit more than doubled its revenue during the quarter, primarily as a result of a government contract performed in the fourth quarter of 2005 and first quarter of 2006. Offshore locations also increased revenue, with the Philippines business almost tripling its revenue in the current quarter compared to the year earlier quarter. As workstation utilization continued to improve and as higher margin offshore business grew, many business units in North America recorded double digit growth in their operating income in the first quarter compared to the year earlier period. In particular the Consumer, Insurance, and Telecommunication business units saw significant strength. SITEL Risk Management, the collection arm of the Company, also showed improvement in their post charge-off business.

For business units in Europe, revenue in the first quarter of 2006 increased 14.9% to $120.5 million from revenue of $104.9 million in the first quarter of last year. Double-digit revenue growth from business units in the Netherlands, Poland, Belgium, Germany and Spain led the way in the overall improvement. The turnaround within Europe is on track as operating margins in this region doubled in the current quarter compared to the first quarter of 2005. The UK, Belgium, France, and Nordics business units in total improved their operating income by more than $2 million versus first quarter last year and $4 million sequentially. The turnaround in margin performance reflects the successful efforts of the Company’s restructuring, which began in the fourth quarter of 2004 in combination with revenue growth. Workstation utilization is improving throughout Europe, with over 10,600 of the total 11,500 workstations now under contract.

Revenue in the first quarter of 2006 from business units in Latin America, excluding unconsolidated joint ventures, increased 57% to $15.4 million from $9.8 million in the first quarter of 2005. This region continues to expand, especially for offshore initiatives, resulting

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in solid operating margins. SITEL’s unconsolidated joint ventures also continue to expand with Colombia growing by more than 50% and Mexico continuing a long trend of quarterly revenue growth.

For the business units in the Asia Pacific area, the Singapore business unit more than doubled its revenue in the first quarter of 2006 compared to the year earlier period, while New Zealand and Australia continued to exhibit strong performance. Ramp up costs of offshore operations for clients in Australia offset gains in operating income from the other two units.

In addition to the Company’s core business, SITEL Services, the newly formed SITEL Systems and SITEL Solutions businesses continued to position and establish themselves, and are poised for growth in the second half of 2006. These groups both capitalize on the Company’s 20 years of contact center operations experience. At the core of their offerings is the ability to bring straightforward solutions to clients’ complex customer management challenges leveraging both SITEL’s practical experience and the unique IT and telephony solutions demanded by the contact center industry to provide both current clients and third party companies with the very best customer touch models and applications.

Mr. Lynch further commented, “We are seeing strength in the marketplace as capacity is pushed to its limits driven by strong demand from both existing and new clients. As an industry leader in service delivery and a global footprint, we are uniquely positioned to take advantage of this improving market environment. I am confident our success will continue as we move out of a significant ramp period in the first half of 2006 and deliver improving profitability and value for our shareholders.”

Outlook

For the second quarter of 2006, the Company expects revenue to be within a range of $265 million to $275 million and earnings from $0.10 per share to $0.13 per share.  The earnings outlook includes $6 million, or $0.08 per share, recorded in the second quarter from a settlement of a dispute with a business partner over the handling of certain business transactions. For the settlement, SITEL received a payment of $5 million in the second quarter of 2006 and will receive an additional $1 million in installments during the second half of the year. The second quarter outlook anticipates several European contracts in start-up phase, which temporarily dilute margins until they are fully operational in the third and fourth quarters leading to margins in Europe growing at a faster rate than the expected revenue growth.

The full year 2006 previous revenue outlook is unchanged at a range of $1 billion to $1.1 billion. For the full year 2006, the earnings outlook has been adjusted to a range of $0.32 to $0.36 per share increased from the previous outlook of $0.30 to $0.33 per share mainly to reflect the $0.08 per share settlement received less the earnings impact associated with the loss of a client served by the settlement business partner and additional cost associated with finalizing the review and audit related to the foreign subsidiary.

The above comments are based on current expectations, exclude any non-recurring items, unless otherwise stated, and supersede any prior outlook provided by the Company.

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Restatement and Filing Form 10-K

The Company previously announced the Audit Committee of the Board of Directors was reviewing accounting errors and other irregularities at one of the Company’s international subsidiaries. The Company also announced that it expected that a restatement for the fiscal years 2000 through 2004 and potentially for the first three quarters of 2005 will be required to correct the accounting errors at that subsidiary. The results discussed in this earnings release are subject to the completion of the restatement and therefore are considered preliminary. The preliminary results and historic comparables included in today’s announcement reflect the effect of the restatement portion for the first quarter of 2005 currently identified by the Company. Current estimates of the restatements required may need to be adjusted, perhaps materially, when the restated financial statements are filed. While the results reported today are unaudited, SITEL believes that these results accurately reflect, in all material respects, the results based on current information and on the portion of the restated adjustments that have been identified to date. Please refer to the following for a comparison of the restated preliminary results to those originally reported for the first quarter of 2005.

Effects of the preliminary restatement

Because the restatements are not yet completed, the expected impact of the restatement for the first quarter of 2005 contained herein is preliminary and subject to a final review by management and the Audit Committee of the Board of Directors and review by our external auditors.

Three months ended March 31, 2005

The effects of the adjustments identified to date will reduce earnings in the first quarter of 2005 by $400,000. These adjustments reflect an increase in operating, selling and administrative expenses of $100,000 (from the previously reported $80.0 million to the restated $80.1 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain taxes and an increase in interest expense of $300,000 (from the previously reported $2.9 million to the restated $3.2 million) resulting primarily from the failure to remit certain taxes.

As a result of the reviews, the Company was required to delay the filing of its 2005 Annual Report on Form 10-K, which was due March 16, 2006, in order to allow for the Company and Audit Committee’s evaluation of these issues to be concluded and for its external auditors to complete an audit of the Company’s financial statements. The Company will therefore also be required to delay the filing of its first quarter 2006 Quarterly Report on Form 10-Q, which is due May 10, 2006.

Conference Call

SITEL executive management will host a conference call to discuss first quarter 2006 financial results tomorrow, May 11, 2006 at 8:30 a.m. ET. To participate, for domestic callers, please dial 1-800-230-1092 and for international callers, please dial 1-612-332-0107.

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Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 827669, starting at 12:00 p.m. ET on May 11, 2006 and will play for seven days. The conference call will be simulcast live on the Internet via SITEL’s web site at www.sitel.com. Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles. SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.  SITEL has approximately 39,000 employees in 90 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries.  SITEL is a leader in the contact center industry. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “anticipates”, “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made. SITEL assumes no obligation to update any such forward-looking statement. Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: results of the review into the accounting errors and other irregularities, completion of the audit of the Company’s financial statements, client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(PRELIMINARY AND UNAUDITED)

(in thousands, except per share data)

Three months ended March 31,	2006	2005
		As restated

Revenue	$275,110	$251,169
Operating expenses:
Direct labor and telecommunications expenses	172,088	152,484
Subcontracted and other services expenses	8,620	12,880
Operating, selling and administrative expenses	85,095	80,088
Asset impairment and restructuring expenses	—	—
Total operating expenses	265,803	245,452

Operating income	9,307	5,717

Other income (expense):
Interest expense	(3,725)	(3,162)
Interest income	75	120
Equity in earnings of affiliates	289	(107)
Other expense, net	119	(10)
Total other expense, net	(3,242)	(3,159)

Income (loss) before income taxes, minority interest and change in accounting method	6,065	2,558

Income tax expense	2,892	1,108
Minority interest	712	360
Net income (loss)	$2,461	$1,090

Weighted average common shares outstanding:
Basic	74,162	73,736
Diluted	74,901	74,340

Earnings per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

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SITEL Corporation

Revenue Statistics - First Quarter 2006 Earnings Release

(Preliminary and Unaudited)

% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06
Customer Acquisition	17.4%	16.1%	15.1%	14.4%	15.7%	16.5%
Customer Care	57.1%	60.4%	61.7%	65.1%	61.2%	60.1%
Technical Support	18.0%	17.6%	16.9%	15.1%	16.9%	15.6%
Risk Management	6.3%	5.5%	5.4%	4.6%	5.4%	5.8%
Other	1.2%	0.4%	0.9%	0.8%	0.8%	2.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06

North America	49.0%	47.7%	49.4%	53.7%	50.1%	46.7%
Europe	42.9%	42.2%	39.1%	37.5%	40.3%	44.1%
Asia Pacific	4.9%	5.7%	6.1%	4.5%	5.3%	4.3%
Latin America	3.2%	4.4%	5.4%	4.3%	4.3%	4.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06

Insurance	6.1%	5.9%	5.9%	5.7%	5.9%	5.9%
Financial Services	17.2%	17.1%	17.8%	16.0%	17.0%	18.6%
Consumer Products	19.7%	21.4%	21.1%	19.7%	20.5%	13.5%
Technology	26.3%	25.8%	24.1%	22.0%	24.4%	23.8%
Energy and Utilities	7.5%	7.5%	7.6%	7.2%	7.4%	7.2%
Telecommunications, ISP, and Cable	18.6%	19.9%	20.1%	18.8%	19.3%	22.1%
Other	4.6%	2.4%	3.4%	10.6%	5.5%	8.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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